Exhibit 10.3

Cooperation Agreement

This Supplier Agreement (“Agreement”) is made and entered intto the date on 13th October 2023 by and between:

1. Ou S Concept Limited, a company incorporated in Hong Kong with its registered office at RM 06, 10/F, LT TOWER, 31 CHONG YIP STREET, KWUN TONIG, KOWLOON(“Ou S”);

(BR No.: 74054211-000)

2. LY’z Development Limited, a company incorporated in Hong Kong with its registered office at RM 1109, 11/F, BKL 1, CAMEL PAINT BUILDING, 11/F A&B, 62 HOI YUEN ROAD, KWUN TONG, KL

(BR No.: 73425045-000)

1.	Scope of Supply

The Supplier agrees to supply and deliver the following goods/services:

-	Development ERP SYSTEM

including Basic System Functions, Dashboard Management System, Customer & Enterprise Resource Management System, Contract Management System, Employee Management System, Customer Management System, Accounting Management System, Payment Collection Management System, Project Management System, Work Assignment System, Task Management Function, Event Calendar-Reporting System, Inventory Management System, Leave Management System, Overtime Management System, Remote Work Management System

-	Instagram Profile optimizing

including Complete business profile, Wordings to related niche or hashtags, Optimizing internal settings, Wild Spread to targeted users and audience, Instagram optimizing natural ranking search results (Expected 50000 User Interactions and views)

-	Website Development

including Responsive and user-friendly design, CMS integration (e.g., WordPress) for easy content updates, Blog setup (if needed)-2 rounds of revisions, Shopping cart and secure payment gateway integration (If needed), Integration with third-party tools (e.g., CRM, email marketing)

-	SEO Marketing (1 Month) Keyword Research

including Website Content Audit, Copywriting Suggestions, Technical Website Audit

1	LY’z Development Limited

-	Instagram User Interaction Services

including (Instagram: Furry Friend Shop hk)Instagram User Interaction Services (Expected 75000 Interaction)

2.	Price and Payment Terms

Ou S Concept Limited agrees to pay LY’z Development Limited for various services provided during the period. These services include Development ERP SYSTEM, Instagram Profile optimizing, Website Development, SEO Marketing (1 Month) Keyword Research, Instagram User Interaction Services. The total payment shall be made within 180 days from the date of receipt of each invoice submitted by LY’z Development Limited. Both parties acknowledge that timely payment is essential for the smooth delivery of services. The scope of work aims to enhance Ou S Concept Limited’s digital presence and engagement across platforms, ensuring strategic growth and improved brand visibility.

3.	Delivery Terms

The Supplier shall deliver the Products, including photos and videos, to a designated Google Drive folder upon completion of the services. The delivery must be completed within the agreed timeframe specified in the contract. Along with the digital files, the Supplier shall provide a detailed report outlining the scope of work, production details, and any relevant notes or observations. The files should be properly organized and labeled for easy access and use. It is the Supplier’s responsibility to ensure that all files are complete, of high quality, and in formats compatible with the Client’s requirements. Any delays in delivery must be communicated promptly, and both parties should collaborate to resolve any issues efficiently to ensure the timely availability of the content for the Client’s use.

4.	Quality Assurance and Inspection

The Products shall meet the agreed-upon quality standards and specifications outlined in the contract. The Supplier is responsible for ensuring that all deliverables adhere to these standards prior to delivery. Upon receipt of the Products, the Buyer has the right to inspect the Goods thoroughly to verify their conformity to the agreed specifications and quality requirements. Any Products found to be defective, damaged, or non-conforming must be rejected, and the Supplier shall be responsible for either replacing or repairing the non-conforming Goods at no additional cost. The inspection process shall be conducted promptly after delivery to prevent delays in the project timeline. Both parties agree to communicate openly and cooperate fully to resolve any issues related to quality or compliance quickly and efficiently, ensuring that the final Products meet the expected standards.

2	LY’z Development Limited

5.	Term and Termination

Either Party may terminate this Agreement at any time by providing thirty (30) days’ prior written notice to the other Party. Upon termination, both Parties shall cease all further performance under this Agreement, except for obligations incurred prior to the termination date, which shall remain in effect. Termination shall not affect any rights or obligations that have accrued prior to the effective date of termination. In the event of breach or violation of any terms of this Agreement, the non-breaching Party may terminate immediately by written notice, without prejudice to any other rights or remedies available under applicable law. This Agreement may also be extended or renewed upon mutual written consent of both Parties.

6.	Confidentiality

Both Parties agree to maintain the confidentiality of all proprietary, sensitive, and confidential information obtained during the course of this Agreement. This includes, but is not limited to, business strategies, technical data, customer information, and any other non-public information disclosed by either Party. Each Party shall only use such confidential information for the purposes of fulfilling their obligations under this Agreement and shall not disclose it to any third parties without prior written consent, except as required by law or regulation. The confidentiality obligations shall remain in effect during the term of this Agreement and for a period of [insert duration, e.g., two years] thereafter. Both Parties shall take reasonable steps to protect the confidentiality of such information and prevent unauthorized access or disclosure.

7.	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any disputes, controversies, or claims arising out of or relating to this Agreement shall be resolved through arbitration in accordance with the HKIAC Rules. The arbitration shall be conducted in English, and the seat of arbitration shall be Hong Kong. The arbitration shall be administered by a single arbitrator appointed in accordance with the HKIAC Rules. The arbitrator’s decision shall be final and binding on both Parties. Both Parties agree to cooperate fully and to abide by the arbitration process to ensure a fair and efficient resolution. This clause reflects the Parties intention to resolve disputes amicably and in accordance with Hong Kong law, avoiding the need for litigation in courts.

8.	Miscellaneous

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any disputes, controversies, or claims arising out of or in connection with this Agreement shall be resolved through arbitration under the rules of the Hong Kong International Arbitration Centre (HKIAC). The arbitration shall be conducted in English, with a single arbitrator appointed to resolve the dispute. The location of the arbitration shall be Hong Kong. The parties agree to submit to the exclusive jurisdiction of the Hong Kong courts for any matters not subject to arbitration or for enforcement of arbitration awards. This clause aims to provide a clear and efficient mechanism for dispute resolution, ensuring that any disagreements are handled fairly and professionally in accordance with Hong Kong law.

3	LY’z Development Limited

9.	Signatures

IN WITNESS WHEREOF, the parties hereto execute this Agreement

Ou S Concept Limited	[Corporate Seal]

LY’z Development Limited

Signature:	[Corporate Seal]

4	LY’z Development Limited